Exhibit 10.8
CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT,
NONCOMPETITION AND NONSOLICITATION AGREEMENT
This CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, NONCOMPETITION AND NONSOLICITATION AGREEMENT (“Agreement”) is made and entered into as of [   ], [   ] (“Effective Date”), by and between Nuoxin Energy Technology (Shanghai) Co., Ltd. (the “Company”), a wholly foreign-owned enterprise organized and existing under the laws of People’s Republic of China (“China” or the “PRC”), and the undersigned individual (the “Employee”). Unless the context otherwise requires, the term “Company” in this Agreement shall also include all subsidiary, parent or related corporations of the Company.
AGREEMENT
The Employee acknowledges that the Employee’s employment by the Company creates a relationship of confidence and trust between the Employee and the Company with respect to all Confidential Information (as defined below) of the Company.
In consideration and as a condition of the Employee’s employment by the Company, the compensation paid to and the benefits received by the Employee, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:
1. Confidential Information
(a) Confidentiality. Except as herein provided, the Employee agrees that during the term of his or her employment with the Company and thereafter, he or she (i) shall keep Confidential Information (as defined below) in confidence and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board of Directors, officers or supervisors of the Company from time to time regarding Confidential Information. “Confidential Information” includes, but is not limited to, inventions (as defined in Section 3(b) below), trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that the Employee may produce, obtain or otherwise acquire or have access to during the course of his or her employment by the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; know-how; technical data; software programs; algorithms; operations and production costs; processes; designs; formulas; ideas; plans; devices; materials; and other similar matters which are confidential. All

Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company. The Employee agrees that the Company is not obligated to pay any compensation for any of his/her obligations under this Section 1.
(b) Limitation. The Employee shall have no obligation under this Agreement to maintain in confidence any information (i) that is in the public domain at the time of disclosure, (ii) that used to be Confidential Information, but subsequently enters the public domain other than by breach of the Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) that is shown by documentary evidence to have been known by the Employee prior to disclosure to the Employee by the Company.
(c) Former Employer Information. The Employee agrees that he or she has not and will not, during the term of his or her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by the Employee, if any, or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. The Employee will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.
(d) Third Party Information. The Employee recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that the Employee owes the Company and such third parties, during the Employee’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.
(e) Conflicting Activities. While employed by the Company, the Employee will not work as an employee or consultant of any other organization or engage in any other activities which conflict with the obligations to the Company, without the express prior written approval of the Company.
2. Return of Confidential Material
In the event of the Employee’s termination of employment with Company for any reason whatsoever, the Employee agrees promptly to surrender and deliver to Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his or her employment, and the Employee will not retain or take with him or her any tangible materials or electronically stored data, containing or pertaining to any Confidential Information that the Employee may produce, acquire or obtain access to during the course of his or her employment.
3. Inventions
(a) Inventions Retained and Licensed. The Employee has attached hereto, as Exhibit 1, a list describing all inventions, discoveries, ideas, original works of authorship, development, improvements, technical methods, know-how, and trade secrets which were made by the Employee prior to his/her employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Employee, relate to the Company’s proposed business, products or research and development, and are not assigned to the Company hereunder. Or if no such list is attached, the Employee represents that there are no such Prior Inventions. If in the course of the Employee’s employment with the Company, the Employee incorporates into a Company product, process, or machine a Prior Invention owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process, or machine.
(b) Assignment of Inventions. The Employee hereby acknowledges and agrees that the Company shall have a complete, absolute and exclusive right, title, and interest in and for any and all inventions, discoveries, ideas, designs, copyrightable works, original works of authorship, developments, improvements, concepts, technical methods, know-how, trade secrets, and other productions or items containing intellectual properties of any nature, whether or not patentable or otherwise registrable under the laws of any countries, and whether or not reduced to practice, made or conceived by the Employee, whether solely by the Employee or jointly with others, (a) during the period of the Employee’s employment with the Company, (i) that relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, its affiliates or subsidiaries, or (ii) that are developed in whole or in part on the Company’s time or using the Company’s equipment, supplies, facilities or Confidential Information, or (iii) that result from or are suggested by any task assigned to the Employee or any work performed by the Employee for or on behalf of the Company, its affiliates or subsidiaries, or within the scope of the Employee’s duties and responsibilities with the Company, its affiliates or subsidiaries, and (b) within one (1) year after termination of the Employee’s employment with the Company that are related to any of the Employee’s activities during the term of the Employee’s employment with the Company (collectively referred to as “Inventions”). In the event that the Employee has any right or title to or interest in any Inventions, the Employee hereby assigns such right, title or interest to the Company. In the event that the Employee cannot assign any right or title to or interest in any Inventions to the Company, he/her hereby grants the Company an exclusive, royalty-free, assignable, irrevocable and worldwide license (including the right to sublicense through multilayered sublicensing) to exercise such right, title and interest that the Employee cannot assign to the Company. If the Employee can neither assign nor license to the Company any right, title or interest he/she may have to or in any Inventions, the Employee hereby irrevocably waives his/her right to assert and agrees that he/she will never assert any claims against the Company or any Company’s successor with respect to such right, title or interest that the Employee can neither assign nor license to the Company. The Employee hereby waives any moral rights to which he/she may have to the Inventions.
(c) Disclosure of Inventions and Records. The Employee agrees that in connection with any Invention, (i) the Employee shall promptly disclose such Invention in writing to his/her immediate supervisor at the Company (which disclosure shall be received in confidence by the Company), with a copy to the Chief Executive Officer of the Company, regardless of whether the Employee believes the Invention is protected by the PRC Patent Law, the PRC Copyright Law or any other laws and regulations, in order to permit the Company to claim rights to which it may be entitled under this Agreement; and (ii) the Employee shall, at the Company’s request, promptly execute a written assignment of the title in relation to any Invention to the Company, and the Employee will preserve any such Invention as Confidential Information of the Company. The Employee agrees to keep and maintain adequate and current written records of all Inventions and sign his/her name thereon during the term of his/her employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format or manner, which may be specified by the Company from time to time. The records will be available to and remain the exclusive and sole property of the Company at all times.
(d) Patent and Copyright Registrations. The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyright, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Employee further agrees that his/her obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is pursuing any application for any PRC or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney in fact, to act for and on the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.
(e) Reward, Remuneration and Other Rights. The Employee hereby agrees that the Company will reward him/her for his/her Inventions in accordance with the policies of the Company on rewards for employee inventions. The Employee understands that such reward and the compensation the Company pays in accordance with his/her Employment Contract with the Company constitute all the reward and remuneration the Employee is entitled to for the Inventions (including but not limited to the “reward” and “reasonable remuneration” set forth in Article 16 of the PRC Patent Law). The Employee hereby irrevocably waives any claim against the Company for any other reward or remuneration for any Inventions, regardless of whether the Company implements or licenses such Inventions or whether the Company makes any profit or receives any royalty payment or license fees from such Inventions. The Employee hereby also irrevocably waives any residual rights (including but not limited to the right of first refusal under the PRC Contract Law) to the Inventions that the Employee may have when the Company sells, transfers or otherwise disposes of the Inventions.
4.	Noncompetition Obligation
In consideration of the receipt by the Employee of Confidential Information and that the work of the Employee involves commercial secrets of the Company, the Employee agrees to perform the obligations set forth in this Clause, which obligations the Employee recognizes are applicable to the Employee under the applicable laws and regulations (including without limitation the Labor Contract Law of the People’s Republic of China). The Employee agrees that during his/her employment with the Company and for a period of two (2) years following termination of the Employee’s employment with the Company, he/she will not engage directly or indirectly, whether as an employee, consultant, or in any other capacity, in any other business (including the Employee’s own business), which involves the development, management, or sale of technologies or products that are the same as or similar to those developed, managed, or sold by the Company or in any other business that involves any services the same as or similar to those provided by the Company.
Following termination of the Employee’s employment and for a period of up to two (2) years thereafter, and contingent upon the Employee’s continued compliance with the noncompetition obligation set forth herein, the Company agrees to compensate the Employee on a monthly basis an amount equal to twenty percent (20%) of the Employee’s average monthly income received from the Company during the last twelve (12) months immediately before the termination of the Employee’s employment, or such other minimum compensation as required by then applicable laws or regulations, whichever is lowever. The Employee hereby acknowledges that such compensation is adequate and reasonable. The Employee further agrees that the Company shall have the option, in its sole discretion, of either paying additional consideration for the Employee’s noncompetition obligation or waiving such obligation at any time so that there is no further need to pay additional consideration for such obligation.
5. Non-solicitation Obligation
The Employee agrees that during his/her employment with the Company and for two (2) years following termination of his/her employment for any reason, he or she will not either for the Employee himself/herself or for any other person or entity (i) directly or indirectly, or attempt to solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees; or (ii) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company), or directly or indirectly induce or influence the client or customer of the Company for them to restrict or cancel the business relationship with the Company. The Employee hereby agrees that the Company is not obligated to pay additional consideration for this non-solicitation obligation.
6. Remedies for Violation
The Employee hereby acknowledges that the Employee’s obligations set forth in this Agreement are reasonable and necessary to protect the legitimate interests of the Company. In the event that the Employee breaches this Agreement, the Employee agrees that he/she shall compensate the Company for any damages the Company suffers as a result of the Employee’s breach. The Employee acknowledges that any violation of this Agreement will cause substantial and irreparable harm to the Company so that monetary damages alone would not be an adequate remedy for such violation. Therefore, if the Company reasonably believes that any actual or threatened breach of this Agreement has taken place or will take place, the Company is entitled to, in addition to any other remedies it may have, injunctive or any other equitable relief to enforce this Agreement.
7. Effectiveness of Agreement
In the event it is determined by a court of competent jurisdiction or a duly empanelled arbitral tribunal that any provision of this Agreement is unenforceable by reason of its extending for too great a period of time, over too large a geographic area, or over too great a range of activities, then such provision should be interpreted to extend over only the maximum period of time, geographic area, or range of activities as to which it may be enforceable.
8. Notification of New Employer
In the event that the Employee leaves the Company’s employ, the Employee hereby agrees and promises that he/she will, and agrees that the Company can, notify the Employee’s new employer of the Employee’s rights and obligations under this Agreement.
9. Representations
The Employee agrees to execute any proper oath or verify any proper document required to carry out or evidence compliance with the terms of this Agreement. The Employee represents that his or her performance of all the terms of this Agreement, and as an employee of the Company, will not breach any agreement to keep in confidence proprietary information acquired by the Employee in confidence or in trust prior to the Employee’s retention by the Company. The Employee has not entered into, and the Employee agrees that he or she will not enter into, any oral or written agreement in conflict with this Agreement.
10. Dispute Resolution
Any claim, controversy or dispute arising from the execution of, or in connection with, this Agreement shall be submitted to a competent People’s Court in the place where the Company is formed, unless otherwise required by the applicable laws or regulations.
11. Governing Law
This Agreement will be governed by the laws of the PRC without regard to conflicts of laws principles thereunder.
12. Entire Agreement
This Agreement sets forth the entire agreement and understanding between the Company and the Employee relating to the subject matter herein and merges all prior discussions and agreements between the parties with respect that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties. Any subsequent change(s) in the Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.
13. Severability
If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
14. Successors and Assigns
This Agreement will be binding upon the Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
15. Counterparts
This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.
[Signatures page follows]

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed on the date first written above in two (2) originals.
Nuoxin Energy Technology (Shanghai) Co., Ltd.
Signature: Kwok Ping Sun
Name: Kwok Ping Sun
Position: General Manager
[Employee Name]
Signature:
Date:

EXHIBIT 1
LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number
or Brief Description
No Inventions or Improvements:
Attached Additional Pages:
Signature:
Name:
Date: